Exhibit 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") should be read in conjunction with the consolidated and combined financial statements included as Exhibit 99.2 to this Current Report.
EXECUTIVE SUMMARY
On July 3, 2017, we closed our previously announced business combination (the Transactions) to combine the oil and gas business (GE O&G) of General Electric Company (GE) and Baker Hughes Incorporated (Baker Hughes), creating a fullstream oilfield technology provider that has a unique mix of integrated oilfield products, services and digital solutions. As a result of the Transactions, Baker Hughes, a GE company (the Company, BHGE, we, us or our) became the holding company of the combined businesses. The Transactions were executed using a partnership structure, pursuant to which GE O&G and Baker Hughes each contributed their operating assets to a newly formed partnership, Baker Hughes, a GE company LLC (BHGE LLC). GE holds an approximate 62.5% controlling interest in this partnership and former Baker Hughes stockholders hold an approximate 37.5% interest through the ownership of 100% of our Class A common stock. The results of operations for the Company include the results of Baker Hughes from July 3, 2017, the date of acquisition, through December 31, 2017. The majority of the Baker Hughes business operations are included in the Oilfield Services segment. The Transactions were treated as a “reverse acquisition” for accounting purposes and, as such, the historical financial statements of the accounting acquirer, GE O&G, are the historical financial statements of the Company. The current year results, and balances, may not be comparable to prior years as the current year includes the results of Baker Hughes from July 3, 2017. We operate through our four business segments: Oilfield Services (OFS), Oilfield Equipment (OFE), Turbomachinery & Processing Solutions (TPS), and Digital Solutions (DS). As of December 31, 2017, BHGE employs over 64,000 employees and operates in more than 120 countries.
In 2017, we generated revenue of $17,179 million, compared to $13,082 million in 2016. The increase in revenue was driven primarily by OFS as a result of the acquisition of Baker Hughes, and to a lesser extent, by DS partially offset by declines in TPS and OFE. Loss before income taxes and equity in loss of affiliate was $335 million in 2017, and included restructuring and impairment charges of $412 million and merger and related costs of $373 million. These restructuring and impairment charges were recorded as a result of our continued actions to adjust our operations and cost structure to reflect reduced activity levels. In 2016, income before income taxes and equity in loss of affiliate was $358 million, which also included restructuring and impairment charges of $516 million, and merger and related costs of $33 million.
OUTLOOK
Our business is exposed to a number of different macro factors, which influence our expectations and outlook. All of our outlook expectations are purely based on the market as we see it today, and are subject to change given volatile conditions in the industry.

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North America onshore activity: in 2017, we experienced an acceleration in rig count growth, as compared to 2016. We expect the increased activity in North America to continue to grow in 2018, however, at a slower pace than seen in 2017. We remain optimistic about the outlook.

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International onshore activity: we have seen a moderate increase in rig count activity in 2017 and expect growth to continue into 2018, at a moderate rate. We have seen signs of improvement with the increase in commodity prices, but due to continued volatility, we remain cautious as to growth expectations.

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Offshore projects: although commodity prices increased in 2017, we have yet to see a change in customer spending behavior, as a result of continued oil price volatility. We expect final investment decisions to continue to remain fluid. We have seen an increase in subsea tree awards in 2017, and expect tree awards to increase in 2018, but still at levels significantly below prior 2012 & 2013 peaks, as customers continue to remain cautious with regards to major capital expenditures for the near term.

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Liquefied Natural Gas (LNG) projects: we believe the market continues to be oversupplied, and will remain in its current state for the next few years. We expect some final investment decisions to move forward in

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the short term. We do, however, view the long term economics of the LNG industry as positive given our outlook for supply and demand.

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Refinery, petrochemical and industrial projects: in refining, we believe large, complex refineries should gain advantage in a more competitive, oversupplied landscape in 2018 as the industry globalizes and refiners position to meet local demand and secure export potential. In petrochemicals, we continue to see healthy demand and cost-advantaged supply driving projects forward in 2018. The industrial market continues to grow as outdated infrastructure is replaced, policy changes come into effect and power is decentralized. We continue to see growing demand across these markets in 2018.

We have other segments in our portfolio that are more correlated with different industrial metrics such as our Digital Solutions business. Overall, we believe our portfolio is uniquely positioned to compete across the value chain, and deliver unique solutions for our customers. We remain optimistic about the long-term economics of the industry, but are continuing to operate with flexibility given our expectations for volatility and changing assumptions in the near term.
In 2016, solar and wind net additions exceeded coal and gas for the first time and it continued throughout 2017.  Governments may change or may not continue incentives for renewable energy additions.  In the long term, renewables' cost decline may accelerate to compete with new-built fossil capacity, however, we do not anticipate any significant impacts to our business in the foreseeable future.
Despite the near-term volatility, the long-term outlook for our industry remains strong. We believe the world’s demand for energy will continue to rise, and the supply of energy will continue to increase in complexity, requiring greater service intensity and more advanced technology from oilfield service companies. As such, we remain focused on delivering innovative cost-efficient solutions that deliver step changes in operating and economic performance for our customers.
BUSINESS ENVIRONMENT
The following discussion and analysis summarizes the significant factors affecting our results of operations, financial condition and liquidity position as of and for the year ended December 31, 2017 and 2016, and should be read in conjunction with the consolidated and combined financial statements and related notes of the Company. Amounts reported in millions in graphs within this report are computed based on the amounts in hundreds. As a result, the sum of the components reported in millions may not equal the total amount reported in millions due to rounding.
We operate in more than 120 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. Our revenue is predominately generated from the sale of products and services to major, national, and independent oil and natural gas companies worldwide, and is dependent on spending by our customers for oil and natural gas exploration, field development and production. This spending is driven by a number of factors, including our customers' forecasts of future energy demand and supply, their access to resources to develop and produce oil and natural gas, their ability to fund their capital programs, the impact of new government regulations and most importantly, their expectations for oil and natural gas prices as a key driver of their cash flows.
Oil and Natural Gas Prices
Oil and natural gas prices are summarized in the table below as averages of the daily closing prices during each of the periods indicated.

	2017	2016
Brent oil prices ($/Bbl) (1)	$54.12	$43.64
WTI oil prices ($/Bbl) (2)	50.80	43.29
Natural gas prices ($/mmBtu) (3)	2.99	2.52

(1)	Energy Information Administration (EIA) Europe Brent Spot Price per Barrel

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(2)	EIA Cushing, OK WTI (West Texas Intermediate) spot price

(3)	EIA Henry Hub Natural Gas Spot Price per million British Thermal Unit
Outside North America, customer spending is most heavily influenced by Brent oil prices, which fluctuated significantly throughout the year, ranging from a low of $43.98/Bbl in June 2017 to a high of $68.80/Bbl in December 2017. Oil prices bottomed early in 2016 due to the impending production increases in Iran after economic sanctions were lifted. During 2017, OPEC considered production cuts, and in the fourth quarter they announced extensions to agreed-upon production cuts. As a result, in the fourth quarter of 2017, Brent oil prices shifted meaningfully higher. In addition, demand for oil was higher than expected due to robust consumption in North America and revisions to Chinese, Russian, and European demand growth expectations.
In North America, customer spending is highly driven by WTI oil prices, which, similar to Brent oil prices, fluctuated significantly throughout the year, with the highest prices being recorded towards the end of the year. Overall, WTI oil prices ranged from a low of $42.48/Bbl in June 2017 to a high of $60.46/Bbl in December 2017.
Although oil prices have rebounded more than 100% from the previous year's twelve-year low of $26/Bbl reached in February 2016 to near $60/Bbl at the end of 2017, there has yet to be any material change in customer behavior, other than in certain U.S. basins, to suggest a near-term broader recovery in activity levels.
In North America, natural gas prices, as measured by the Henry Hub Natural Gas Spot Price, averaged $2.99 /mmBtu in 2017, representing a 19% increase over the prior year. Throughout the year, Henry Hub Natural Gas Spot Prices ranged from a high of $3.71 /mmBtu in January 2017 to a low of $2.44 /mmBtu in February 2017. According to the U.S. Department of Energy ("DOE"), working natural gas in storage at the end of 2017 was 3,126 billion cubic feet ("Bcf"), which was 5.6%, or 185 Bcf, below the corresponding week in 2016.
Baker Hughes Rig Count

The Baker Hughes rig counts are an important business barometer for the drilling industry and its suppliers. When drilling rigs are active they consume products and services produced by the oil service industry. Rig count trends are driven by the exploration and development spending by oil and natural gas companies, which in turn is influenced by current and future price expectations for oil and natural gas. The counts may reflect the relative strength and stability of energy prices and overall market activity, however, these counts should not be solely relied on as other specific and pervasive conditions may exist that affect overall energy prices and market activity.
We have been providing rig counts to the public since 1944. We gather all relevant data through our field service personnel, who obtain the necessary data from routine visits to the various rigs, customers, contractors and other outside sources as necessary. We base the classification of a well as either oil or natural gas primarily upon filings made by operators in the relevant jurisdiction. This data is then compiled and distributed to various wire services and trade associations and is published on our website. We believe the counting process and resulting data is reliable, however, it is subject to our ability to obtain accurate and timely information. Rig counts are compiled weekly for the U.S. and Canada and monthly for all international rigs. Published international rig counts do not include rigs drilling in certain locations, such as Russia, the Caspian region, Iran and onshore China because this information is not readily available.
Rigs in the U.S. and Canada are counted as active if, on the day the count is taken, the well being drilled has been started but drilling has not been completed and the well is anticipated to be of sufficient depth to be a potential consumer of our drill bits. In international areas, rigs are counted on a weekly basis and deemed active if drilling activities occurred during the majority of the week. The weekly results are then averaged for the month and published accordingly. The rig count does not include rigs that are in transit from one location to another, rigging up, being used in non-drilling activities including production testing, completion and workover, and are not expected to be significant consumers of drill bits.

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The rig counts are summarized in the table below as averages for each of the periods indicated.

	2017	2016
North America	1,082	642
International	948	956
Worldwide	2,030	1,598
2017 Compared to 2016
Overall the rig count was 2,030 in 2017, an increase of 27% as compared to 2016 due primarily to North American activity. The rig count in North America increased 69% in 2017 compared to 2016. Internationally, the rig count decreased 1% in 2017 as compared to the same period last year.
Within North America, the increase was primarily driven by the land rig count, which was up 72%, partially offset by a decrease in the offshore rig count of 16%. Internationally, the rig count decrease was driven primarily by decreases in Latin America of 7%, the Europe region and Africa region, which were down by 4% and 2%, respectively, partially offset by the Asia-Pacific region, which was up 8%.
RESULTS OF OPERATIONS
The discussions below relating to significant line items from our consolidated and combined statements of income (loss) are based on available information and represent our analysis of significant changes or events that impact the comparability of reported amounts. Where appropriate, we have identified specific events and changes that affect comparability or trends and, where reasonably practicable, have quantified the impact of such items. In addition, the discussions below for revenue and cost of revenue are on a total basis as the business drivers for product sales and services are similar. All dollar amounts in tabulations in this section are in millions of dollars, unless otherwise stated. Certain columns and rows may not add due to the use of rounded numbers.
Our consolidated and combined statement of income (loss) displays sales and costs of sales in accordance with SEC regulations under which "goods" is required to include all sales of tangible products and "services" must include all other sales, including other service activities. For the amounts shown below, we distinguish between "equipment" and "product services", where product services refer to sales under product services agreements, including sales of both goods (such as spare parts and equipment upgrades) and related services (such as monitoring, maintenance and repairs), which is an important part of its operations. We refer to "product services" simply as "services" within the Business Environment section of Management's Discussion and Analysis.
The results of operations for the Company include the results of Baker Hughes from July 3, 2017, the date of acquisition, through the end of the year ended December 31, 2017. Our results of operations are evaluated by the Chief Executive Officer on a combined and consolidated basis as well as at the segment level.
The performance of our operating segments is evaluated based on segment operating income (loss), which is defined as income (loss) before income taxes and equity in loss of affiliate and before the following: net interest expense, net other non operating income (loss), corporate expenses, restructuring, impairment and other charges, inventory impairment, merger and related costs, goodwill impairment and certain gains and losses not allocated to the operating segments.
In evaluating the segment performance, the Company uses the following:
Volume & Price: Volume is the increase or decrease in products and/or services sold period-over-period excluding the impact of foreign exchange and price. The volume impact on profit is calculated by multiplying the prior period profit rate by the change in revenue volume between the current and prior period. Price is defined as the change in sales price for a comparable product or service period-over-period and is calculated as the period-over-period change in sales prices of comparable products and services.
Foreign Exchange (FX): FX measures the translational foreign exchange impact, or the translation impact of the period-over-period change on sales and costs directly attributable to change in the foreign exchange rate

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compared to the US dollar. FX impact is calculated by multiplying the functional currency amounts (revenue or profit) with the period-over-period FX rate variance, using the average exchange rate for the respective period.
(Inflation)/Deflation: (Inflation)/deflation is defined as the increase or decrease in direct and indirect costs of the same type for an equal amount of volume. It is calculated as the year-over-year change in cost (i.e. price paid) of direct material, compensation & benefits and overhead costs.
Productivity: Productivity is measured by the remaining variance in profit, after adjusting for the period-over-period impact of volume & price, foreign exchange and (inflation)/deflation as defined above. Improved or lower period-over-period cost productivity is the result of cost efficiencies or inefficiencies, such as cost decreasing or increasing more than volume, or cost increasing or decreasing less than volume, or changes in sales mix among segments. This also includes the period-over-period variance of transactional foreign exchange, aside from those foreign currency devaluations that are reported separately for business evaluation purposes.
Orders and Remaining Performance Obligations
Orders: In 2017, we recognized orders of $17,159 million, an increase of $6,093 million, or 55%, from 2016. The increase in orders was driven primarily by the acquisition of Baker Hughes. Service orders were up 39% and equipment orders were up 88%.
Remaining Performance Obligations (RPO): As of December 31, 2017, the aggregate amount of the transaction price allocated to the unsatisfied (or partially unsatisfied) performance obligations was $21.0 billion.
Revenue and Segment Operating Income (Loss) Before Tax
Revenue and segment operating income (loss) for each of our four operating segments is provided below.

	Year Ended December 31,		$ Change
	2017	2016	From 2016 to 2017
Revenue:
Oilfield Services	$5,881	$788	$5,093
Oilfield Equipment	2,661	3,540	(879)
Turbomachinery & Process Solutions	6,295	6,668	(373)
Digital Solutions	2,342	2,086	256
Total	$17,179	$13,082	$4,097

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	Year Ended December 31,		$ Change
	2017	2016	From 2016 to 2017
Segment operating income (loss):
Oilfield Services	$67	$(207)	$274
Oilfield Equipment	26	305	(279)
Turbomachinery & Process Solutions	665	1,058	(393)
Digital Solutions	357	363	(6)
Total segment operating income (loss)	1,115	1,519	(404)
Corporate	(370)	(375)	5
Inventory impairment and related charges (1)	(244)	(138)	(106)
Restructuring, impairment and other	(412)	(516)	104
Goodwill impairment	—	—	—
Merger and related costs	(373)	(33)	(340)
Operating income (loss)	(284)	457	(741)
Other non operating income, net	80	3	77
Interest expense, net	(131)	(102)	(29)
Income (loss) before income taxes and equity in loss of affiliate	(335)	358	(693)
Equity in loss of affiliate	(11)	—	(11)
Provision for income taxes	(45)	(173)	128
Net income (loss)	$(391)	$185	$(576)

(1)
Inventory impairments and related charges are reported in the "Cost of goods sold" caption of the consolidated and combined statements of income (loss). 2017 includes $87 million of adjustments to write-up the acquired inventory to its estimated fair value on acquisition of Baker Hughes as this inventory was used or sold in the six months ended December 31, 2017.

Fiscal Year 2017 to Fiscal Year 2016
Revenue in 2017 was $17,179 million, an increase of $4,097 million, or 31%, from 2016. This increase was primarily driven by the acquisition of Baker Hughes. OFS increased $5,093 million, DS increased $256 million, OFE decreased $879 million, and TPS decreased $373 million.
Total segment operating income in 2017 was $1,115 million, a decrease of $404 million, or 27%, from 2016. The acquisition of Baker Hughes added $321 million of segment operating income, but was more than offset by the organic impact of lower productivity and pricing pressure. OFS increased $274 million, TPS decreased $393 million, OFE decreased $279 million and DS decreased $6 million.
Oilfield Services
OFS 2017 revenue was $5,881 million, an increase of $5,093 million from 2016, primarily as a result of the acquisition of Baker Hughes on July 3, 2017.
OFS 2017 segment operating income was $67 million, compared to a loss of $207 million in 2016. The acquisition of Baker Hughes added $327 million of segment operating income, which includes increased depreciation & amortization expense driven by purchase accounting, partially offset by pricing pressure.
Oilfield Equipment
OFE 2017 revenue was $2,661 million, a decrease of $879 million, or 25%, from 2016. The revenue decline was primarily due to continued volume pressures and to a lesser extent to negative pricing, driven by the delays in final investment decisions by our customers in prior years.

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OFE 2017 segment operating income was $26 million, compared to $305 million in 2016. This decline in profitability was the result of negative productivity and volume, while strong deflation savings more than offset pricing pressures.
Turbomachinery & Process Solutions
TPS 2017 revenue was $6,295 million, a decrease of $373 million, or 6%, from 2016. The decline was primarily attributable to negative pricing and to a lesser extent to volume decreases, driven by lower equipment contracts being awarded in prior years and continued softness in the services market.
TPS 2017 segment operating income was $665 million, compared to $1,058 million in 2016. This decline in profitability was primarily due to unfavorable cost productivity. Other factors were lower margin equipment backlog throughput and the impact of negative pricing.
Digital Solutions
DS 2017 revenue was $2,342 million, an increase of $256 million, or 12%, from 2016, driven by the acquisition of Baker Hughes which added $211 million of revenue versus the prior year.
DS 2017 segment operating income was $357 million, compared to $363 million in 2016. This decline in profitability was primarily driven by the Baker Hughes acquisition contributing a $5 million segment operating loss.
Corporate
In 2017, corporate expenses were $370 million, a decrease of $5 million compared to 2016. This was primarily due to selective decreases in R&D program investments and cost productivity.
Restructuring, Impairment and Other
In 2017, we recognized $412 million in restructuring, impairment and other charges, a decrease of $104 million compared to 2016. This decrease was driven by the absence of any significant currency devaluations in Angola and Nigeria that were experienced in 2016.
Merger and Related Costs
We recorded $373 million of merger and related costs in 2017, an increase of $340 million from the prior year, primarily related to the acquisition of Baker Hughes.
Interest Expense, Net
In 2017, we incurred net interest expense of $131 million, an increase of $29 million from the prior year, primarily driven by the debt acquired on the acquisition of Baker Hughes.
Income Tax
In 2017, our income tax expense decreased by $128 million, from $173 million in 2016 to $45 million in 2017. This decrease was primarily due to a benefit of $132 million related to recent U.S. tax reform and a decline in profit.
COMPLIANCE
We, in the conduct of all of our activities, are committed to maintaining the core values of our two legacy companies, GE Oil & Gas and Baker Hughes Incorporated, as well as high safety, ethical and quality standards (Standards) as also reported in our Quality Management System (QMS). We believe such a commitment is integral to running a sound, successful, and sustainable business. To ensure that we live up to our high Standards, we devote significant resources to maintain a comprehensive global ethics and compliance program (Compliance Program) which is designed to prevent, detect, and appropriately respond in a timely fashion to any potential violations of law, our Code of Conduct (The Spirit & The Letter), and other Company policies and procedures.

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Highlights of our Compliance Program include the following:

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Comprehensive internal policies over such areas as anti-bribery; travel, entertainment, gifts and charitable donations connected to government officials; payments to commercial sales representatives; and, the use of non-U.S. police or military organizations for security purposes.  In addition, there are country-specific guidance for customs standards, visa processing, export and re-export controls, economic sanctions and antiboycott laws.

•	Global structure of Legal Compliance Counsel and Professionals providing compliance advice, customized training, investigations, and governance, across all regions and countries where we do business.

•	Comprehensive employee compliance training program that combines instructor-led and web-based training modules tailored to the key risks that employees face on an ongoing basis.

•	Due diligence procedures for commercial sales agents, administrative service providers, and professional consultants, and an enhanced risk-based process for classifying channel partners and suppliers.

•	Due diligence procedures for merger and acquisition activities.

•	Specifically tailored compliance risk assessments focused on country and third party risk.

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Compliance Review Board comprised of senior officers of the Company that meets quarterly to monitor effectiveness of the Compliance Program, as well as Product Company and regional compliance committees that meet quarterly.

•	Technology to monitor and report on compliance matters, including an internal investigations management system, a web-based antiboycott reporting tool and global trade management systems.

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A compliance program designed to create an “Open Reporting Environment” where employees are encouraged to report any ethics or compliance matter without fear of retaliation, including a global network of trained employee ombudspersons, and a worldwide, 24-hour business helpline operated by a third party and available in 150 languages.

•	Centralized finance organization with company-wide policies.

•	Anti-corruption audits of high-risk countries conducted by Legal Compliance and Internal Audit, as well as risk based compliance audits of third parties conducted by Legal Compliance.

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A centralized human resources function, including locally compliant processes and procedures for management of HR related issues, including implementation of locally compliant standards for pre-hire screening of employees; a process to screen existing employees prior to promotion to select roles where they may be exposed to finance and/or corruption-related risks; and implementation of a global new hire compliance training module for all employees.

LIQUIDITY AND CAPITAL RESOURCES
Our objective in financing our business is to maintain sufficient liquidity, adequate financial resources and financial flexibility in order to fund the requirements of our business. At December 31, 2017, we had cash, cash equivalents and restricted cash of $7.0 billion compared to $981 million of cash and equivalents at December 31, 2016. Cash, cash equivalents and restricted cash includes $997 million of cash held on behalf of GE at December 31, 2017.
At December 31, 2017, approximately $3.2 billion of our cash, cash equivalents and restricted cash was held by foreign subsidiaries compared to approximately $878 million at December 31, 2016.  A substantial portion of the cash held by foreign subsidiaries at December 31, 2017 has been reinvested in active non-U.S. business operations. At December 31, 2017, our intent is, among other things, to use this cash to fund the operations of our foreign subsidiaries, and we have not changed our indefinite reinvestment decision as a result of U.S. tax reform but

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will reassess this during the course of 2018. If we decide at a later date to repatriate those funds to the U.S., we may be required to provide taxes on certain of those funds, however, due to the enactment of U.S. tax reform, repatriations of foreign earnings will generally be free of U.S. federal tax but may incur other taxes such as withholding or state taxes.
On July 3, 2017, in connection with the Transactions, BHGE LLC entered into a new five-year $3 billion committed unsecured revolving credit facility (2017 Credit Agreement) with commercial banks maturing in July 2022. As of December 31, 2017, there were no borrowings under the 2017 Credit Agreement.
On November 3, 2017, BHGE LLC entered into a commercial paper program under which it may issue from time to time up to $3 billion in commercial paper with maturities of no more than 397 days. At December 31, 2017, there were no borrowings outstanding under the commercial paper program. The maximum combined borrowing at any time under both the 2017 Credit Agreement and the commercial paper program is $3 billion.
On November 6, 2017, we announced that our board of directors authorized BHGE LLC to repurchase up to $3 billion of its common units from the Company and GE. The proceeds of such repurchase that are distributed to the Company will be used to repurchase Class A shares of the Company on the open market or in privately negotiated transactions.
On December 15, 2017, we filed a shelf registration statement on Form S-3 with the SEC to give us the ability to sell up to $3 billion in debt securities in amounts to be determined at the time of an offering. Any such offering, if it does occur, may happen in one or more transactions. The specific terms of any securities to be sold will be described in supplemental filings with the SEC. The registration statement will expire in 2020.
During the year ended December 31, 2017, we used cash to fund a variety of activities including certain working capital needs and restructuring costs, capital expenditures, business acquisitions, the payment of dividends and share repurchases. We believe that cash on hand, cash flows generated from operations and the available credit facility will provide sufficient liquidity to manage our global cash needs.
Cash Flows
Cash flows provided by (used in) each type of activity were as follows for the years ended December 31:

(In millions)	2017	2016
Operating activities	$(799)	$262
Investing activities	(4,123)	(472)
Financing activities	10,919	(102)
Operating Activities

Our largest source of operating cash is payments from customers, of which the largest component is collecting cash related to product or services sales including advance payments or progress collections for work to be performed. The primary use of operating cash is to pay our suppliers, employees, tax authorities and others for a wide range of material and services.
Cash flows from operating activities used cash of $799 million and generated cash of $262 million for the years ended December 31, 2017 and 2016, respectively. Cash flows from operating activities decreased $1,061 million in 2017 primarily driven by a $1,201 million negative impact from ending our receivables monetization program in the fourth quarter, and restructuring related payments throughout the year. These cash outflows were partially offset by strong working capital cash flows, especially in the fourth quarter of 2017. Included in our cash flows from operating activities for 2017 and 2016 are payments of $612 million and $177 million, respectively, made for employee severance and contract termination costs as a result of our restructuring activities initiated during the year.

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Investing Activities
Cash flows from investing activities used cash of $4,123 million and $472 million for the years ended December 31, 2017 and 2016, respectively.
Our principal recurring investing activity is the funding of capital expenditures to ensure that we have the appropriate levels and types of machinery and equipment in place to generate revenue from operations. Expenditures for capital assets totaled $665 million and $424 million for 2017 and 2016, respectively, partially offset by cash flows from the sale of property, plant and equipment of $172 million and $20 million in 2017 and 2016, respectively. Proceeds from the disposal of assets related primarily to equipment that was lost-in-hole, and to property, machinery and equipment no longer used in operations that was sold throughout the period.
In 2017, cash flows from investing activities also includes $7,498 million of special dividend paid to former Baker Hughes stockholders on the acquisition of Baker Hughes, net of $4,133 million of cash received from the acquisition. There were no material business dispositions in 2017.
Financing Activities
Cash flows from financing activities generated cash of $10,919 million and used cash of $102 million for the years ended December 31, 2017 and 2016, respectively.
In 2017, our primary source of financing cash flows was a contribution of $7,400 million from GE to fund substantially all of the special dividend paid to former Baker Hughes stockholders. We also generated financing cash flows of $3,950 million from debt issued through a private placement offering on December 11, 2017. We incurred issuance costs of $26 million related to this debt issuance.
We had net repayments of short-term debt of $663 million and $156 million in 2017 and 2016, respectively.
In December 2017, we purchased $176 million of the aggregate outstanding principal amount associated with our long-term outstanding notes and debentures. Pursuant to a cash tender offer, the purchases resulted in the payment of an early-tender premium, including various fees of $28 million.
Additionally, in 2017, we paid aggregate dividends of $155 million to our Class A stockholders, and BHGE LLC made a distribution of $251 million to GE. As part of our $3 billion share buyback authorization, we used cash of $174 million and $303 million, respectively, to repurchase and cancel our Class A and Class B common shares and corresponding paired common units in BHGE LLC, on a pro rata basis. The repurchase did not result in a change of GE's approximate 62.5% interest in BHGE LLC.
Cash flows from financing activities in 2017 also included net transfers from GE of $1,498 million primarily driven by the cash pooling activity with GE prior to the Transactions. Other financing items during the year included a payment of $193 million to complete the purchase of the non-controlling interest in the Pipeline Inspection and Integrity business within Digital Solutions.
Available Credit Facility and Commercial Paper Program
On July 3, 2017, in connection with the Transactions, we entered into a new five-year $3 billion committed unsecured revolving credit facility (the 2017 Credit Agreement) with commercial banks maturing in July 2022. The 2017 Credit Agreement contains certain customary representations and warranties, certain affirmative covenants and no negative covenants. Upon the occurrence of certain events of default, our obligations under the 2017 Credit Agreement may be accelerated. Such events of default include payment defaults to lenders under the 2017 Credit Agreement, and other customary defaults. We were in compliance with all of the credit facility's covenants, and in 2017 there were no borrowings under the credit facility.
On November 3, 2017, BHGE LLC entered into a commercial paper program under which it may issue from time to time up to $3 billion in commercial paper with maturities of no more than 397 days. At December 31, 2017 we had no borrowings outstanding under the commercial paper program. The maximum combined borrowing at any time under both the 2017 Credit Agreement and the commercial paper program is $3 billion.

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If market conditions were to change and our revenue was reduced significantly or operating costs were to increase, our cash flows and liquidity could be reduced. Additionally, it could cause the rating agencies to lower our credit rating. There are no ratings triggers that would accelerate the maturity of any borrowings under our committed credit facility. However, a downgrade in our credit ratings could increase the cost of borrowings under the credit facility and could also limit or preclude our ability to issue commercial paper. Should this occur, we could seek alternative sources of funding, including borrowing under the credit facility.
Cash Requirements
In 2018, we believe cash on hand, cash flows from operating activities, the available debt shelf registration, and the 2017 Credit Agreement will provide us with sufficient capital resources and liquidity to manage our working capital needs, meet contractual obligations, fund capital expenditures and dividends, and support the development of our short-term and long-term operating strategies. If necessary, we may issue commercial paper or other short-term debt to fund cash needs in the U.S. in excess of the cash generated in the U.S.
Our capital expenditures can be adjusted and managed by us to match market demand and activity levels. In light of the current market conditions, capital expenditures in 2018 will be made as appropriate at a rate that we estimate would equal up to 5% of annual revenue. The expenditures are expected to be used primarily for normal, recurring items necessary to support our business. We also anticipate making income tax payments in the range of $325 million to $375 million in 2018.
Contractual Obligations
In the table below, we set forth our contractual obligations as of December 31, 2017. Certain amounts included in this table are based on our estimates and assumptions about these obligations, including their duration, anticipated actions by third parties and other factors. The contractual obligations we will actually pay in future periods may vary from those reflected in the table because the estimates and assumptions are subjective.

	Payments Due by Period
(In millions)	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	More Than 5 Years
Total debt and capital lease obligations (1)	$8,081	$2,013	$56	$1,729	$4,283
Estimated interest payments (2)	4,018	274	481	461	2,802
Operating leases (3)	688	156	214	130	188
Purchase obligations (4)	1,121	962	87	59	13
Total	$13,908	$3,405	$838	$2,379	$7,286

(1)
Amounts represent the expected cash payments for the principal amounts related to our debt, including capital lease obligations. Amounts for debt do not include any deferred issuance costs or unamortized discounts or premiums including step up in the value of the debt on the acquisition of Baker Hughes. Expected cash payments for interest are excluded from these amounts. Total debt and capital lease obligations includes $1,124 million payable to GE and its affiliates. As there is no fixed payment schedule on the amount payable to GE and its affiliates we have classified it as payable in less than one year.

(2)	Amounts represent the expected cash payments for interest on our long-term debt and capital lease obligations.

(3)
Amounts represent the future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more. We enter into operating leases, some of which include renewal options, however, we have excluded renewal options from the table above unless it is anticipated that we will exercise such renewals.

(4)
Purchase obligations include capital improvements for 2018 as well as agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction.

Due to the uncertainty with respect to the timing of potential future cash outflows associated with our uncertain tax positions, we are unable to make reasonable estimates of the period of cash settlement, if any, to the respective taxing authorities. Therefore, $543 million in uncertain tax positions, including interest and penalties, have been

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excluded from the contractual obligations table above. See "Note 12. Income Taxes" of the Notes to Consolidated and Combined Financial Statements included as Exhibit 99.2 to the Company's Current Report on Form 8-K.
We have certain defined benefit pension and other post-retirement benefit plans covering certain of our U.S. and international employees. During 2017, we made contributions and paid direct benefits of approximately $63 million in connection with those plans, and we anticipate funding approximately $68 million during 2018. Amounts for pension funding obligations are based on assumptions that are subject to change, therefore, we are currently not able to reasonably estimate our contribution figures after 2018. See "Note 11. Employee Benefit Plans" of the Notes to Consolidated and Combined Financial Statements included as Exhibit 99.2 to the Company's Current Report on Form 8-K for further information.
Off-Balance Sheet Arrangements
In the normal course of business with customers, vendors and others, we have entered into off-balance sheet arrangements, such as surety bonds for performance, letters of credit and other bank issued guarantees, which totaled approximately $3.4 billion at December 31, 2017. It is not practicable to estimate the fair value of these financial instruments. None of the off-balance sheet arrangements either has, or is likely to have, a material effect on our consolidated and combined financial statements.
As of December 31, 2017, we had no material off-balance sheet financing arrangements other than normal operating leases, as discussed above. As such, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such financing arrangements.
Other factors affecting liquidity
Customer receivables: In line with industry practice, we may bill our customers for services provided in arrears dependent upon contractual terms. In a challenging economic environment, we may experience delays in the payment of our invoices due to customers' lower cash flow from operations or their more limited access to credit markets. While historically there have not been material non-payment events, we attempt to mitigate this risk through working with our customers to restructure their debts. A customer's failure or delay in payment could have a material adverse effect on our short-term liquidity and results from operations. As of December 31, 2017, 20% of our gross trade receivables were from customers in the United States. Other than the United States, no other country or single customer accounted for more than 10% of our gross trade receivables at this date. As of December 31, 2016, 13% of our gross trade receivables were from customers in the United States.
Venezuela: Oil production is considered important to the Venezuelan economy; therefore, we intend to continue to provide services to our primary customer in this country, however, we are required to assess the ability of the customer to make timely payments on amounts owed to us. This assessment is performed on a quarterly basis with the business relying on a variety of data sources to assess the collectability of outstanding receivables and recoverability of other assets supporting this customer. We noted that there are recent market indicators, such as a decline in bond prices and several delayed payments on various bond obligations, that indicate that the customer’s financial condition may have worsened in the last three months. We continue to actively manage our relationship with this customer as they transition through a difficult period, with ongoing dialogue between key executives of both companies, including discussions regarding this customer's ability and intent to ultimately settle our trade receivables.

In performing our analysis of customer-specific assets as of December 31, 2017, we considered that our outstanding receivables do not have the same priority as certain of the customer’s other obligations. We have concluded that it may take an extended period of time to ultimately collect our outstanding receivables; accordingly, we have recorded an increase to our allowance for doubtful accounts of $55 million in the three months ended December 31, 2017 to fully offset our remaining exposure to trade receivables and other assets from this customer. In addition, since future receivables generated as a result of our ongoing contracts will have the same priority as our existing receivables when issued, the business has concluded that an allowance amounting to $32 million to reduce inventory that has been purchased for these contracts (and that is not redeployable to fulfill other customer contracts) to its lower of cost or net realizable value is warranted. We will update our analysis on a quarterly basis; to the extent that our outstanding receivables are settled or the likelihood of settling our outstanding receivables in

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the near term improves, we will reverse our existing provision for doubtful accounts, which would result in an income during the period of reversal.
International operations: Our cash that is held outside the U.S., is 46% of the total cash balance as of December 31, 2017. We may not be able to use this cash quickly and efficiently due to exchange or cash controls that could make it challenging. As a result, our cash balance may not represent our ability to quickly and efficiently use this cash.
CRITICAL ACCOUNTING ESTIMATES
Accounting estimates and assumptions discussed in this section are those considered to be the most critical to an understanding of our financial statements because they involve significant judgments and uncertainties. Many of these estimates include determining fair value. These estimates reflect our best judgment about current, and for some estimates future, economic and market conditions and their potential effects based on information available as of the date of these financial statements. If these conditions change from those expected, it is reasonably possible that the judgments and estimates described below could change, which may result in future impairments of goodwill, intangibles and longlived assets, increases in reserves for contingencies, establishment of valuation allowances on deferred tax assets and increased tax liabilities, among other effects. Also, see "Note 1. Summary of Significant Accounting Policies" of the Notes to Consolidated and Combined Financial Statements included as Exhibit 99.2 to the Company's Current Report on Form 8-K herein, which discusses our most significant accounting policies.
We have defined a critical accounting estimate as one that is both important to the portrayal of either our financial condition or results of operations and requires us to make difficult, subjective or complex judgments or estimates about matters that are uncertain. The Audit Committee of our Board of Directors has reviewed our critical accounting estimates and the disclosure presented below. During the past three fiscal years, we have not made any material changes in the methodology used to establish the critical accounting estimates, and we believe that the following are the critical accounting estimates used in the preparation of our consolidated and combined financial statements. There are other items within our consolidated and combined financial statements that require estimation and judgment but they are not deemed critical as defined above.
Revenue Recognition on Long-Term Product Services Agreements

We have long-term service agreements with our customers predominately within our TPS segment. These agreements typically require us to maintain assets sold to the customer over a defined contract term. These agreements have average contract terms of 15 years. From time to time, these contract terms may be extended through contract modifications or amendments, which may result in revisions to future billing and cost estimates.

Revenue recognition on long-term product services agreements requires estimates of both customer payments and the costs to perform required maintenance services over the contract term. We recognize revenue on an overtime basis using input method to measure our progress toward completion at the estimated margin rate of the contract.

To develop our billings estimates, we consider the number of billable events that will occur based on estimated utilization of the asset under contract, over the life of the contract term. This estimated utilization will consider both historical and market conditions, asset retirements and new product introductions, if applicable.

To develop our cost estimates, we consider the timing and extent of maintenance and overhaul events, including the amount and cost of labor, spare parts and other resources required to perform the services. In developing our cost estimates, we utilize a combination of our historical cost experience and expected cost improvements. Cost improvements are only included in future cost estimates after savings have been observed in actual results or proven effective through an extensive regulatory or engineering approval process.

We routinely review the estimates used in our product services agreements and regularly revise them to adjust for changes. These revisions are based on objectively verifiable information that is available at the time of the review.

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The difference between the timing of our revenue recognition and cash received from our customers results in either a contract asset (revenue in excess of billings) or a contract liability (billings in excess of revenue). See "Note 8. Contract and other deferred assets" and "Note 9. Progress collections and deferred income" of the Notes to Consolidated and Combined Financial Statements included as Exhibit 99.2 to the Company's Current Report on Form 8-K for further information.

We regularly assess customer credit risk inherent in the carrying amounts of receivables and contract assets and estimated earnings, including the risk that contractual penalties may not be sufficient to offset our accumulated investment in the event of customer termination. We gain insight into expected future utilization and cost trends, as well as credit risk, through our knowledge of the equipment installed and the close interaction with our customers through supplying critical services and parts over extended periods. Revisions to cost or billing estimates may affect a product services agreement’s total estimated profitability resulting in an adjustment of earnings; such adjustments generated earnings of $44 million and $113 million for the years ended December 31, 2017 and 2016, respectively. We provide for probable losses when they become evident.
Goodwill and Other Identified Intangible Assets
We test goodwill for impairment annually using data as of July 1 of that year. The impairment test consists of two different steps: in step one, the carrying value of the reporting unit is compared with its fair value, in step two, which is applied only when the carrying value is more than its fair value, the amount of goodwill impairment, if any, is derived by deducting the fair value of the reporting unit’s assets and liabilities from the fair value of its equity and comparing that amount with the carrying amount of goodwill. We determine fair values of each of the reporting units using the market approach, when available and appropriate, or the income approach, or a combination of both. We assess the valuation methodology based upon the relevance and availability of the data at the time the valuation is performed.
Pension Assumptions
Pension benefits are calculated using significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Two assumptions, discount rate and expected return on assets, are important elements of plan expense and asset/liability measurement. We evaluate these critical assumptions at least annually on a plan and country specific basis. We periodically evaluate other assumptions involving demographic factors such as retirement age, mortality and turnover, and update them to reflect its experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.
Projected benefit obligations are measured as the present value of expected payments discounted using the weighted average of market observed yields for high quality fixed income securities with maturities that correspond to the payment of benefits, lower discount rates increase present values and subsequent year pension expense and higher discount rates decrease present values and subsequent year pension expense. The discount rates used to determine the benefit obligations for our principal pension plans at December 31, 2017 and 2016 were 2.99% and 3.41%, respectively, reflecting market interest rates. Our expected return on assets at December 31, 2017 and 2016 were 6.26% and 6.86%, respectively.
Income Taxes
We operate in more than 120 countries and our effective tax rate is based on our income, statutory tax rates and differences between tax laws and the U.S. generally accepted accounting principles (GAAP) in these various jurisdictions. Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Our income tax rate is significantly affected by the tax rate on our global operations. In addition to local country tax laws and regulations, this rate depends on the extent earnings are indefinitely reinvested outside the U.S. Historically, U.S. taxes were due upon repatriation of foreign earnings. Due to the enactment of U.S. tax reform, repatriations of foreign earnings will generally be free of U.S. federal tax but may incur other taxes such as withholding or state taxes. Indefinite reinvestment is determined by management’s judgment about and intentions concerning the future operations of the Company. Most of these earnings have been reinvested in active non-U.S. business operations. At December 31, 2017, we have not changed our indefinite reinvestment decision as a result of U.S. tax reform but will reassess this during the course of 2018. At December

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31, 2017, approximately $8.0 billion of earnings have been indefinitely reinvested outside the U.S. These additional foreign earnings could become subject to additional tax, if remitted, or deemed remitted, as a dividend. Computation of the potential deferred tax liability associated with these undistributed earnings and any other basis differences is not practicable.
Deferred income tax assets represent amounts available to reduce income taxes payable in future years. We evaluate the recoverability of these future tax deductions and credits by assessing the adequacy of future taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. These sources of income rely heavily on estimates. We use our historical experience and short and long range business forecasts to provide insight. We record a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.
On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (U.S. tax reform) that lowers the statutory tax rate on U.S. earnings, taxes historic foreign earnings previously deferred from U.S. taxation at a reduced rate of tax (transition tax), establishes a territorial tax system and enacts new taxes associated with global operations.
The impact of U.S. tax reform has been recorded on a provisional basis as the legislation provides for additional guidance to be issued by the U.S. Department of the Treasury on several provisions, including the computation of the transition tax. Guidance in 2018 could impact the information required for and the calculation of the transition tax charge and could affect decisions that affect the tax on various U.S. and foreign items which would further impact the final amounts included in the transition tax charge and impact the revaluation of deferred taxes. In addition, analysis performed and conclusions reached as part of the tax return filing process and additional guidance on accounting for tax reform could affect the provisional amount.
Additionally, as part of U.S. tax reform, the U.S. has enacted a tax on "base eroding" payments from the U.S. and a minimum tax on foreign earnings (global intangible low-taxed income). Because aspects of the new minimum tax and the effect on our operations is uncertain and because aspects of the accounting rules associated with this provision have not been resolved, we have not made a provisional accrual for the deferred tax aspects of this provision and consequently have not made an accounting policy election on the deferred tax treatment of this tax.
Our tax filings routinely are subject to audit by the tax authorities in the jurisdictions where we conduct business. These audits may result in assessments of additional taxes that are resolved with the tax authorities or through the courts. We have provided for the amounts we believe will ultimately result from these proceedings, but settlements of issues raised in these audits may affect our tax rate. We have $395 million of gross unrecognized tax benefits, excluding interest and penalties, at December 31, 2017. We are not able to reasonably estimate in which future periods these amounts ultimately will be settled.
Other Loss Contingencies
Other loss contingencies are uncertain and unresolved matters that arise in the ordinary course of business and result from events or actions by others that have the potential to result in a future loss. Such contingencies include, but are not limited to, environmental obligations, litigation, regulatory proceedings, product quality and losses resulting from other events and developments.
The preparation of our consolidated and combined financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures as well as disclosures about any contingent assets and liabilities. We base these estimates and judgments on historical experience and other assumptions and information that are believed to be reasonable under the circumstances. Estimates and assumptions about future events and their effects are subject to uncertainty and, accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as the business environment in which we operate changes.
Allowance for Doubtful Accounts
The determination of the collectability of amounts due from our customers requires us to make judgments and estimates regarding our customers' ability to pay amounts due us in order to determine the amount of valuation allowances required for doubtful accounts. We monitor our customers' payment history and current credit

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worthiness to determine that collectability is reasonably assured. We also consider the overall business climate in which our customers operate. Provisions for doubtful accounts are recorded based on the aging status of the customer accounts or when it becomes evident that the customer will not make the required payments at either contractual due dates or in the future. At December 31, 2017 and 2016, the allowance for doubtful accounts totaled $330 million and $186 million of total gross accounts receivable, respectively. We believe that our allowance for doubtful accounts is adequate to cover potential bad debt losses under current conditions, however, uncertainties regarding changes in the financial condition of our customers, either adverse or positive, could impact the amount and timing of any additional provisions for doubtful accounts that may be required.
Inventory Reserves
Inventory is a significant component of current assets and is stated at the lower of cost or net realizable value. This requires us to record provisions and maintain reserves for excess, slow moving and obsolete inventory. To determine these reserve amounts, we regularly review inventory quantities on hand and compare them to estimates of future product demand, market conditions, production requirements and technological developments. These estimates and forecasts inherently include uncertainties and require us to make judgments regarding potential future outcomes. At December 31, 2017 and 2016, inventory reserves totaled $360 million and $260 million of gross inventory, respectively. We believe that our reserves are adequate to properly value potential excess, slow moving and obsolete inventory under current conditions. Significant or unanticipated changes to our estimates and forecasts could impact the amount and timing of any additional provisions for excess, slow moving or obsolete inventory that may be required.
Acquisitions-Purchase Price Allocation
We allocate the purchase price of an acquired business to its identifiable assets and liabilities based on estimated fair values. The excess of the purchase price over the amount allocated to the assets and liabilities, if any, is recorded as goodwill. We use all available information to estimate fair values, including quoted market prices, the carrying value of acquired assets and widely accepted valuation techniques such as discounted cash flows. We engage third-party appraisal firms to assist in fair value determination of inventories, identifiable intangible assets and any other significant assets or liabilities when appropriate. The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact our results of operations.
NEW ACCOUNTING STANDARDS TO BE ADOPTED
See "Note 1. Summary of Significant Accounting Policies" of the Notes to Consolidated and Combined Financial Statements included as Exhibit 99.2 to the Company's Current Report on Form 8-K herein for further discussion of accounting standards to be adopted.
RELATED PARTY TRANSACTIONS
See "Note 18. Related Party Transactions" of the Notes to Consolidated and Combined Financial Statements included as Exhibit 99.2 to the Company's Current Report on Form 8-K herein for further discussion of related party transactions.
OTHER ITEMS
Iran Threat Reduction And Syria Human Rights Act Of 2012
The Company is making the following disclosure pursuant to Section 13(r) of the Securities Exchange Act of 1934. Under Section 13(r) of the Securities Exchange Act of 1934, enacted in 2012, we are required to disclose in our periodic reports if we or any of our affiliates knowingly engaged in business activities relating to Iran, even if those activities are conducted in accordance with authorizations subsequently issued by the U.S. Government. Reportable activities include investments that significantly enhance Iran’s ability to develop petroleum resources valued at $20 million or more in the aggregate during a twelve-month period. Reporting is also required for transactions related to Iran’s domestic production of refined petroleum products or Iran’s ability to import refined petroleum products valued at $5 million or more in the aggregate during a twelve-month period.

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In January 2016, the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) issued General License H authorizing U.S.-owned or controlled foreign entities to engage in transactions with Iran if these entities meet the requirements of the general license. Pursuant to this authorization, a non-U.S. BHGE affiliate received seven purchase orders during the fourth quarter of 2017 for the sale of goods pursuant to General License H that could potentially enhance Iran’s ability to develop petroleum resources. The purchase orders cover the sale of valves and parts for industrial machinery and equipment used in gas plants, petrochemical plants and gas production projects in Iran. These purchase orders are valued at less than €0.1 million ($0.1 million), less than €0.1 million ($0.1 million), less than €0.1 million ($0.1 million), €0.3 million ($0.3 million), €0.7 million ($0.8 million), €0.1 million ($0.1 million) and €0.8 million ($1 .0 million). This non-US affiliate also received a cancellation of a previously reported contract for the sale of spare parts for gas turbines. This purchase order cancellation reduces previously reported contract values by €12.3 million ($12.9 million). This non-U.S. affiliate attributed €6.8 million ($8.2 million) in gross revenue and €1.4 million ($1.7 million) in net profits against previously reported transactions during the quarter ending December 31, 2017.
A second non-U.S. BHGE affiliate received three purchase orders during the fourth quarter of 2017 for the sale of spares parts to support the development of offshore petroleum resources. The three purchase orders are individually valued at less than €0.1 million ($0.1 million), less than €0.1 million ($0.1 million), and less than €0.1 million ($0.1 million) each. This non-U.S. affiliate did not recognize any revenue or profit during the quarter ending December 31, 2017.
A third non-U.S. BHGE affiliate received a purchase order pursuant to General License H valued at €0.2 million ($0.2 million) during the fourth quarter of 2017. The non-U.S. affiliate also received a purchase order at the very end of the third quarter valued at €0.3 million ($0.3 million). Both purchase orders cover the sale of films to be used in inspection of pipelines in Iran. This non-U.S. affiliate did not recognize any revenue or profit during the quarter ending December 31, 2017.
All of these non-U.S. affiliates intend to continue the activities described above, as permitted by all applicable laws and regulations.
FORWARD-LOOKING STATEMENTS
This Form 8-K, including MD&A and certain statements in the Notes to Consolidated and Combined Financial Statements, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, (each a "forward-looking statement"). Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue," "target" or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, the risk factors in the "Risk Factors" section of Part 1 of Item 1A of the 2017 Form 10-K and those set forth from time-to-time in other filings by the Company with the SEC. These documents are available through our website or through the SEC's Electronic Data Gathering and Analysis Retrieval (EDGAR) system at http://www.sec.gov.
In light of such risks and uncertainties, we caution you not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date of this annual report, or if earlier, as of the date they were made. We do not intend to, and disclaim any obligation to, update or revise any forward-looking statements unless required by securities law.

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